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                                                                      EXHIBIT 4

                [LETTERHEAD OF RAYMOND JAMES & ASSOCIATES, INC.]

September 29, 1997

The Board of Directors
Arbor Health Care Company
1100 Shawnee Road, Box 840
Lima, Ohio 45802-0840

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Arbor Health Care Company ("Arbor") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 29, 1997 (the "Merger Agreement"), by and among Extendicare, Inc. ("Extendicare"), AHC Acquisition Corp., a wholly-owned subsidiary of Extendicare ("Merger Sub"), and Arbor. As more fully described in the Merger Agreement, (i) Extendicare will cause Merger Sub to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.03 per share, of Arbor (the "Arbor Common Stock") at a purchase price of $45.00 per share, net to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, Merger Sub will be merged with and into Arbor (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of Arbor Common Stock not previously tendered will be converted into the right to receive $45.00 in cash.

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Arbor and certain senior officers and other representatives of Extendicare concerning the business, operations and prospects of Arbor. We examined certain publicly available business and financial information relating to Arbor as well as certain financial forecasts and other information and data for Arbor which were provided to or otherwise discussed with us by the management of Arbor. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Arbor Common Stock; the historical and projected earnings and other operating data of Arbor; and the capitalization and financial condition of Arbor. We considered, to the extent publicly available, the financial terms of similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Arbor. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of Arbor. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Arbor that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Arbor as to the future financial performance of Arbor, and we have relied upon Arbor to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Arbor nor have we made any physical inspection of the properties or assets of Arbor. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof, and any material change in such conditions and circumstances would require a reevaluation of this opinion.
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The Board of Directors
Arbor Health Care Company
September 29, 1997
Page 2

     Raymond James & Associates, Inc. has been engaged to render financial advisory services to Arbor in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In addition, Arbor has agreed to indemnify us against certain liabilities arising out of our engagement. Raymond James & Associates, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Arbor for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to Arbor unrelated to the proposed Transaction, for which services we have received compensation.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Arbor in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of Arbor Common Stock in the Tender Offer or how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Raymond James & Associates, Inc. be made, without our prior written consent; provided that this opinion letter may be included in its entirety in the Solicitation/Recommendation Statement of Arbor relating to the proposed Transaction.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received by the holders of Arbor Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

[Signature]

RAYMOND JAMES & ASSOCIATES, INC.